Exhibit 10.73

SECOND AMENDED AND RESTATED OPTION AGREEMENT

THIS SECOND AMENDED AND RESTATED OPTION AGREEMENT (“Agreement”) is dated as of August 8, 2008, by and between Prospect Medical Group, Inc., a California professional corporation (“PMG”) and Osmundo R. Saguil, M.D. (“Physician”), with reference to the following facts:

RECITALS

A.            Physician acquired record title to PMG’s shares (“Shares”) in Nuestra Familia Medical Group, Inc. (“Nuestra”) pursuant to a Stock Purchase Agreement with the previous record holder, Jacob Y. Terner, M.D. (“Prior Physician”).

B.            PMG and the Prior Physician were parties to an Amended and Restated Option Agreement effective August 8, 2007 (the “Prior Option Agreement”) wherein the Prior Physician granted PMG an assignable option to acquire the Shares.

C.            A condition of Physician’s acquisition of record title to the Shares, was Physician’s agreement to grant PMG an assignable option to acquire the Shares, as more fully set forth herein.

D.            PMG and Physician desire to amend and restate the Prior Option Agreement in its entirety.

NOW, THEREFORE, in consideration of the foregoing promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, PMG and Physician agree as follows:

1.             GRANT OF OPTION.  Physician hereby grants to PMG the assignable right to designate a successor purchaser (“Successor Purchaser”) of the Shares (the “Option”).

2.             TERM OF AGREEMENT.  The term of this Agreement commences as of the day and year first above written and continues for thirty (30) years (“Term”).

3.             OPTION PRICE.  The purchase price for the Option (the “Option Price”) is One Dollar ($1.00) and Physician acknowledges receipt of such payment.

4.             EXERCISE OF OPTION.  Subject to applicable law:

4.1           During the Term of this Agreement, PMG may elect to exercise the Option at any time.

4.2           To the extent that the Option is exercised by PMG, PMG will send Physician a written notice (the “Stock Exercise Notice”) specifying the Stock to be purchased and the name of the Successor Purchaser who will exercise the Option.

4.3           PMG may cancel any Stock Exercise Notice at any time.

4.4           Physician shall cooperate with PMG or any Successor Purchaser in any due diligence.

5.             ASSIGNMENT OF THE OPTION.  PMG may elect to assign the Option to any person, by a written assignment, signed by both PMG and the assignee.  The assignee shall agree as a condition of the assignment to be bound by the terms of this Agreement.

6.             PURCHASE PRICE OF THE SHARES.

6.1           PURCHASE PRICE.  The purchase price for the Shares to be purchased pursuant to the exercise of the Option shall be $1.00 (“Stock Purchase Price”).  PMG shall cause the Successor Purchaser to pay Physician the Stock Purchase Price.

6.2           CLOSING.  The transactions contemplated by this Agreement are to close fifteen (15) days after the date of the Stock Exercise Notice (“Closing”), unless extended by PMG.

7.             ADDITIONAL OBLIGATIONS OF PHYSICIAN.

7.1           AFFIRMATIVE COVENANTS.  Physician shall:

(a)           ACCESS.  Permit PMG, its representatives, and its agents access to inspect the Shares certificate at any time, and to make copies of records pertaining to the Shares, at reasonable times at PMG’s request;

(b)           REPORTS.  Furnish PMG any reports relating to the Shares at PMG’s request;

(c)           DELIVERY OF CERTIFICATES.  Deliver to PMG all certificates heretofore issued representing all of the Shares held by Physician, and each certificate hereafter issued representing any Share, with each certificate endorsed in blank for transfer.

7.2           NEGATIVE COVENANTS.  Without the prior written consent of PMG, Physician shall not:

(a)           TRANSFER.  Other than as contemplated by the First Lien Pledge Agreement by and among Physician, PMG, Prospect Medical Holdings, Inc. (“Holdings”), Prospect Medical Systems, Inc. (“PMS”), Bank of America, N.A., as administrative agent and the Second Lien Pledge Agreement by and among Physician, PMG, Holdings, PMS, Bank of America, N.A., as administrative agent (the “Pledge Agreement”), sell, lease, transfer, or otherwise dispose of the Shares;

(b)           DEBT.  Incur, guarantee, assume or otherwise become liable for any borrowing or increase any existing indebtedness; or discharge or cancel any debt owed to Physician;

(c)           NO FURTHER HYPOTHECATION.  Other than as contemplated by the Pledge Agreements, pledge, hypothecate, encumber, redeem or dispose of the Shares or any interest therein until all of Physician’s obligations under this Agreement have been fully satisfied or the Stock has been released;

8.             CONFIDENTIALITY; SUBORDINATION.

8.1           The parties shall use all good faith efforts to keep the contents of this Agreement and all other aspects of the negotiations preceding execution of this Agreement confidential.  Unless required by law, neither Physician nor PMG shall disclose the contents of this Agreement or the negotiations leading to this Agreement to third parties without the prior written consent of the other party.  PMG shall ensure that all of the assignees likewise comply with the obligations of confidentiality imposed by this Section, except that PMG and the assignees may disclose the contents of such to their respective agents, representatives, contractors, and employees to the extent necessary to exercise their respective rights or perform their respective obligations hereunder.

8.2           Notwithstanding anything herein to the contrary, each of PMG, PMS and Holdings hereby subordinates all of its rights under this Agreement to the rights of the First Lien Administrative Agent and the Second Lien Administrative Agent under the Pledge Agreements until the indefeasible payment in full in cash of all Obligations (as such term is defined in each of the respective Credit Agreements) and termination of all commitments to lend under the First Lien Credit Agreement.

9.             GENERAL.

9.1           COMPLIANCE WITH LAW.  PMG and Physician shall comply with all applicable requirements of the Joint Commission on the Accreditation of Healthcare Organizations, the Medicare and Medicaid programs, applicable state law and regulations, and other licensing and accreditation authorities.

9.2           RELATIONSHIP OF PARTIES.  In the exercise of their respective rights and the performance of their respective obligations under this Agreement, PMG on the one hand and Physician (or any assignee) on the other hand are acting in the capacity of the grantor and grantee of an option to purchase the Shares, and nothing in this Agreement is intended nor shall be construed to create between the parties an employer/employee relationship, a partnership or joint venture relationship or a landlord/tenant relationship.

9.3           ASSIGNMENT.  All of PMG’s rights and duties under this Agreement may be assigned or delegated by PMG including, but not limited to, Bank of America, N.A., in its capacity as Administrative Agent and/or control agent under the First Lien Credit Agreement, dated as of August 8, 2007 (as amended, supplemented, restated, or modified from time to time, the “First Lien Credit Agreement”) among Holdings, PMG, Bank of America, N.A., as First Lien Administrative Agent, and the Lenders party thereto, and the Second Lien Credit Agreement, dated as of August 8, 2007 (as amended, supplemented, restated or modified from time to time, the “Second Lien Credit Agreement” and together with the First Lien Credit Agreement, the “Credit Agreements”) among Holdings, PMG, Bank of America, N.A., as Second Lien Administrative Agent, and the Lenders party thereto.  Notwithstanding any other provision of this Agreement, neither this Agreement nor the rights and duties of this Agreement may be assigned or delegated by Physician.  This Agreement binds the successors, heirs, and authorized assignees of the parties.

9.4           ENTIRE AGREEMENT.  Except as expressly provided in this Agreement to the contrary, this Agreement, including its incorporated exhibits, constitutes the entire agreement between the parties with respect to the Option, and supersedes all other and prior agreements on the same subject, whether written or oral, and contains all of the covenants and agreements between the parties with respect to the subject matter hereof.  Except as expressly provided in this Agreement to the contrary, each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any other party hereto, or by anyone acting on behalf of any party hereto, that are not embodied herein, and that no agreement, statement, or promise not contained in this Agreement shall be valid or binding.

9.5           COUNTERPARTS.  This Agreement, and any amendments hereto, may be executed in counterparts, each of which shall constitute an original document, but which together shall constitute one and the same instrument.

9.6           HEADINGS.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7           NOTICES.  Any notices required or permitted to be given hereunder by any party to another shall be in writing and shall be deemed delivered upon personal delivery, twenty-four (24) hours following deposit with a courier for overnight delivery or seventy two (72) hours following deposit in the U.S. Mail, registered or certified mail, postage prepaid, return-receipt requested, addressed to the parties at the following addresses or to such other addresses as the parties may specify in writing:

If to PMG:

Prospect Medical Group
1920 East 17th Street, Suite 200
Santa Ana, California 92705

If to Physician:

Osmundo R. Saguil, M.D.
c/o Prospect Medical Group
1920 East 17th Street, Suite 200
Santa Ana, California 92705

9.8           GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

9.9           AMENDMENT.  This Agreement may be amended at any time by agreement of PMG and Physician, provided that any amendment shall be in writing and executed by PMG and Physician.

9.10         SEVERABILITY.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions will nevertheless continue in full force and effect, unless such invalidity or unenforceability would defeat an essential business purpose of this Agreement.

9.11         FEES AND EXPENSES.  PMG shall bear all expenses, including, without limitation, attorneys’ and accountants’ fees, incurred in connection with the preparation of this Agreement and the transactions contemplated hereby.

9.12         TIME OF ESSENCE.  Time is expressly made of the essence of this Agreement and each and every provision hereof of which time of performance is a factor.

9.13         ATTORNEYS’ FEES.  Should any of the parties hereto institute any action or procedure to enforce this Agreement or any provision hereof (including without limitation, arbitration), or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder (including, without limitation, by means of arbitration), the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including without limitation reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding.

9.14         FURTHER ASSURANCES.  The parties shall take such actions and execute and deliver such further documentation as may reasonably be required in order to give effect to the transactions contemplated by this Agreement and the intentions of the parties hereto.

9.15         RIGHTS CUMULATIVE.  The various rights and remedies herein granted to the respective parties hereto shall be cumulative and in addition to any other rights any such party may be entitled to under law.  The exercise of one or more rights or remedies by a party shall not impair the right of such party to exercise any other right or remedy, at law or equity.

IN WITNESS WHEREOF, PMG and Physician execute this Agreement as set forth below.

“PROSPECT MEDICAL GROUP, INC.”, a California professional corporation	“PHYSICIAN”

/s/ Samuel S. Lee	/s/ Osmundo R. Saguil, M.D.
Samuel S. Lee	Osmundo R. Saguil, M.D.
Senior Vice President

Acknowledged and Agreed:

The undersigned acknowledges and agrees that after the date hereof references to “Physician” under this Agreement shall refer solely to Dr. Saguil and that the undersigned is no longer be a party to this Agreement.

/s/ Jacob Y. Terner, M.D.
Jacob Y. Terner, M.D.

SPOUSAL JOINDER AND CONSENT

I am the spouse of Osmundo R. Saguil, M.D., the holder of the record title to the shares of Prospect Medical Group, Inc., a California professional medical corporation (“PMG”) in Nuestra Familia Medical Group, Inc., a California professional medical corporation (“Physician”).  To the extent that I have any interest in any of the Shares (as that term is defined in the Second Amended and Restated Option Agreement (the “Option Agreement”), entered into as of this date, by and among Physician and PMG, I hereby join in the Option Agreement and agree to be bound by its terms and conditions to the same extent as my spouse.  I have read the Option Agreement, understand its terms and conditions, and to the extent that I have felt it necessary, have retained independent legal counsel to advise me concerning the legal effect of the Option Agreement and this Spousal Joinder and Consent.

I understand and acknowledge that PMG is relying on the validity and accuracy of this Spousal Joinder and Consent in entering into the Option Agreement.

Executed this          day of August     , 2008.

Signature:

Printed or Typed Name: